CAPITAL
SOUTHWEST
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CAPITAL SOUTHWEST DIRECTOR WILLIAM R. THOMAS PASSES AWAY


DALLAS - September 24, 2008 - Capital Southwest Corporation (Nasdaq: CSWC) announced today that former CEO, William R. Thomas, 80, has passed away. Bill Thomas joined Capital Southwest in 1962 and served as the company's president from 1980 until his retirement on July 16, 2007. He was named chairman of the board in 1982 and continued on as a director upon his retirement.

          "The entire Capital Southwest family mourns the passing of Bill Thomas, a great business leader, an industry icon, a gentleman and a good friend," said Gary Martin. "Bill dedicated his life to Capital Southwest and, during his illustrious 45-year career here, he attained unparalleled results while serving as a role model of integrity for all who knew him. He will be greatly missed."

         Bill Thomas was born on August 10, 1928 in Bryan, Texas. He received his M.B.A. with distinction from Harvard Business School and his B.S. degree in chemical engineering from Texas A&M University. Thomas served as a U.S. Army officer for more than five years and was awarded the Bronze Star, Purple Heart and Korean Service medal with five battle stars for heroic actions during the Korean War.

         During the 45 years that Thomas served at Capital Southwest, the company's split-adjusted net asset value increased over 100-fold. In addition to his natural business acumen, Thomas placed a significant emphasis on fiscal stewardship, patience and integrity of its business managers, which contributed greatly to the financial stability and growth of the company.

         "Much of Capital Southwest's success over the years has been due to Bill's strategic vision for the company," Martin added. "He set the gold standard for the industry, and we plan to continue building on his legacy."

         Before joining Capital Southwest, Thomas held positions in the chemical industry and in a consulting firm. He also served in the investment community as chairman of the National Association of Small Business Investment Companies, governor-at-large of the National Association of Securities Dealers (NASD), and chairman of the NASD's Corporate Advisory Board.

         Thomas was preceded in death by his wife of 31 years, Patricia M. Thomas, and son, Howard M. Thomas. He is survived by his sister, Anna B. Killough, of Somerville, Texas; daughter, Suzanne B. Thomas, of Dallas, Texas; son, William R. Thomas III, of Dallas, Texas; daughter-in-law, Christa Thomas; and three grandchildren, Liam, Sarah and Alden Thomas, of Dallas, Texas.

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About Capital Southwest Corporation
-----------------------------------
Capital Southwest is a Dallas-based investment company that provides patient equity capital to exceptional businesses. As a public company (Nasdaq: CSWC), Capital Southwest has the flexibility to hold investments indefinitely, which has provided its managers a stable ownership platform since its founding in 1961. For more information about Capital Southwest, visit the company's website at www.capitalsouthwest.com.

Contact:   Gary L. Martin or Tracy L. Morris
           972-233-8242

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